Exhibit 15.2

To the Board of Directors and Partners of
Icahn Enterprises L.P.

We are aware of the inclusion in Icahn Enterprises L.P.’s Form 10-Q for the quarter ended June 30, 2009 and the incorporation by reference in the Registration Statements (Forms S-3 Nos. 333-126069 and 333-143930 and Form S-4 No. 333-143929) of Icahn Enterprises L.P. of our report dated July 30, 2009 relating to the unaudited consolidated interim financial statements of Federal-Mogul Corporation that are included in Federal-Mogul Corporation’s Form 10-Q for the quarter ended June 30, 2009.

/s/ Ernst & Young LLP

Detroit, Michigan
August 5, 2009